SECURITIES AND EXCHANGE COMMISSION

                       ==================================

                           AMENDMENT NO. 5 TO FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       ==================================

                           WIRELESS HOLDINGS, INC.
              (Exact Name of Small Business Issuer in its Charter)

        FLORIDA                     4813                  26-0067474
(State of Incorporation)       (Primary Standard        (IRS Employer ID No.)
                             Classification Code)

                             483 NE 20th STREET
                             BOCA RATON, FL 33431
                                 (561) 347-9220
             (Address and Telephone Number of Registrant's Principal
               Executive Offices and Principal Place of Business)

                                 Joseph Hess
                             483 NE 20th STREET
                             BOCA RATON, FL 33431
                                 (561) 347-9220
            (Name, Address and Telephone Number of Agent for Service)

                          Copies of communications to:
                              GREGG E. JACLIN, ESQ.
                              ANSLOW & JACLIN, LLP
                             4400 ROUTE 9, 2ND FLOOR
                              FREEHOLD, NEW JERSEY
                          TELEPHONE NO.: (732) 409-1212
                          FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_| If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

                                                  Amount to be    Proposed Maximum  Proposed Maximum
                                                  Registered      Aggregate         Aggregate          Amount of
Title of Each Class Of                            Offering Price  Offering Price                       Registration fee
securities to be Registered                                       per share
Common Stock of par value $0.001 per share          226,250        $0.20            $45,250.00         $4.16

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to our shareholders in a private placement memorandum. The price of $0.20 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.



PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY 21, 2004




The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

                                  PROSPECTUS
                             WIRELESS HOLDINGS, INC.
                                226,250 SHARES
                                  COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange. The 226,250 shares of our common stock can be sold by selling security holders at a fixed price of $.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

The Purchase Of The Securities Offered Through This Prospectus Involves A High Degree Of Risk. You Should Carefully Consider The Factors Described Under The Heading "Risk Factors" Beginning On Page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


The Date Of This Prospectus Is: May 21, 2004

                                TABLE OF CONTENTS

                                                                            PAGE

Summary Financial Date Schedule                                               1

Risk Factors                                                                  2

Use of Proceeds                                                               5

Determination of Offering Price                                               6

Dilution                                                                      6

Selling Shareholders                                                          7

Plan of Distribution                                                          8

Legal Proceedings                                                             9

Directors, Executive Officers, Promoters and Control Persons                  9

Security Ownership of Certain Beneficial Owners and Management                9

Description of Securities Interests of Named Experts and Counsel             10

Disclosure of Commission Position of Indemnification for
 Securities Act Liabilities                                                  12

Organization Within Last Five Years                                          12

Description of Business                                                      12

Plan of Operation                                                            15

Description of Property                                                      18

Certain Relationships and Related Transactions                               19

Market for Common Equity and Related Stockholder Matters                     19

Executive Compensation                                                       20

Available Information                                                        20

Index to Financial Statements                                                F



================================================================================

                                ABOUT OUR COMPANY

We were incorporated on June 4, 2003 under the laws of the State of Florida and we commenced operations for the purposes of evaluating, structuring, and completing a merger with or acquisition of, prospect consisting of private companies, partnerships, or sole proprietorships in the United States that operate in the wireless industry. On June 22, 2003, we acquired all of the shares of Action Wireless, Inc., a Florida corporation, from Joseph Hess and William Gundlach, the shareholders of Action Wireless, Inc. in consideration for the issuance of 1,000,000 shares of our common stock to the Action Wireless, Inc. shareholders pursuant to a stock purchase agreement and share exchange between Action Wireless, Inc. and us. Pursuant to the stock purchase Agreement and share exchange, Action Wireless, Inc. became our wholly owned subsidiary. Until this merger our activities had been limited to actions related to our organization and we conducted virtually no business operations. Now, through our subsidiary, we resell wireless voice and data communications products and services. Our principal offices are located at 483 NE 20th Street, Boca Raton, Florida 33431 and our telephone number is (561) 347-9220.

Our subsidiary, Action Wireless, Inc. is a reseller of a comprehensive suite of wireless voice and data communications products and services. Specifically we sell equipment and service plans for cellular phones, data and messaging devices, and accessories. We currently have agency agreements in place with T-Mobile and metroPCS. These affiliations allow us the opportunity to satisfy a vast array of customer needs. Our customers purchase a variety of products, pricing plans, including national, regional and local rate plans as well as prepaid service plans. Our voice and data offerings are tailored to meet the communications needs of individuals, local and regional businesses. The marketing and distribution plans for our services are further targeted to the specific geographic and demographic characteristics of the south Florida markets.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. The offering price of $.20 was determined by the price shareholders were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Summary Financial Data

The following summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this prospectus.


The following summary financial data should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 2002 and December 31, 2003 are derived from our audited financial statements. Balance sheet data at December 31, 2003 and December 31, 2002 are derived from our audited financial statements. The statement of operations data and balance sheet data for the three months ended March 31, 2004 are derived from our unaudited financial statements.



                               Three Months Ended
                                        March 31,         Year Ended             Year Ended
                                             2004       December 31,           December 31,
                                       (unaudited)              2003                   2002

STATEMENT OF OPERATIONS
Revenues                                   48,904             50,958                 67,712
Net Income                                (21,687)           (57,090)                 3,288
Total Operating Expenses                   50,761             68,704                 25,593
Accumulated Deficit                       (78,777)           (57,090)                (9,852)




                                                               As of                  As of
                                            As of         Year Ended             Year Ended
                                        March 31,       December 31,           December 31,
                                             2004               2003                   2002

BALANCE SHEET DATA
Cash                                       20,392             40,553                  1,694
Total Current Assets                       29,033             49,497                  4,103
Total Assets                               48,767             68,855                  4,187
Total Liabilities                          85,070             12,146                    463
Stockholders' Equity (Deficiency)         (36,303)           (14,616)                 3,724



                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words "we", "our" or "us" refer to us and not to the selling stockholders.

We May Require Additional Funds to Achieve Our Current Business Strategy and Our Inability to Obtain Additional Financing Will Inhibit Our Ability to Expand or Even Maintain Our Business Operations.

We may need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. This financing may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our inability to obtain financing will inhibit our ability to implement our development strategy, and as a result, could require us to diminish or suspend our development strategy and possibly cease our operations. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a negative effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We Have a Limited Operating History That You Can Use to Evaluate Us and Therefore We May Not Survive If We Meet Some of the Problems, Expenses, Difficulties, Complications and Delays Frequently Encountered by a Start up Company.

We were incorporated on June 4, 2003 and our wholly owned subsidiary, Action Wireless, Inc. was incorporated on May 3, 2000. To date, we have not undertaken any significant operations. Accordingly, you can evaluate our business, and therefore our future prospects, based only on a limited operating history. You must consider our prospects in light of the risks and uncertainties encountered by start up companies. To date, we have completed only part of our business plan. As a start-up company, we can provide no assurances that we will be able to make the necessary steps to achieve profitability in the future, such as expanding our customer base and expanding our resale services.

We are subject to all the substantial risks inherent in the commencement of a new business enterprise with new management. We can provide no assurance that we will be able to successfully generate revenues, operate profitably, or make any distributions to the holders of our securities. We have a limited business history for you to analyze or to aid you in making an informed judgment as to the merits of an investment in our securities. Any investment in our common stock should be considered a high risk investment because you will be placing funds at risk in an unseasoned start-up company with unforeseen costs, expenses, competition and other problems to which start-up ventures are often subject.

As we have such a limited history of operation, you will be unable to assess our future operating performance or our future financial results or condition by comparing these criteria against our past or present equivalents.

Our Independent Auditors Have Issued A Report Which May Hurt Our Ability To Raise Additional Financing And Decrease The Price Of Our Common Stock

The report of our independent auditors on our financial statements for the year ended December 31, 2003 contains an explanatory paragraph which indicates that we have recurring losses from operations. The deficit accumulated as of December 31, 2003 was $57,090. This report states that, because of these losses, there may be a substantial doubt about our ability to continue as a going concern. This report and the existence of these recurring losses from operations may make it more difficult for us to raise additional debt or equity financing needed to run our business and is not viewed favorably by analysts or investors. We urge potential investors to review this report before making a decision to invest in us. In addition, this report may have the effect of decreasing our common stock price.

Technological Advancements Could Bring Added Competition to our Service Line which May Limited Our Ability to Expand Our Operations.

Future advancements in wireless communications services such as cellular and PCS could create new or lower cost services that would compete with our existing service offerings. Additional competition could result in reductions in our subscriber base, declining revenues and smaller operating margins. Narrowband PCS, providing advanced messaging capabilities, and broadband PCS, providing wireless phone service along with paging capabilities, could both affect our subscriber base as service becomes more prevalent and prices fall. We cannot provide any assurance that we will be able to introduce new and competitive services in a timely fashion, if at all, nor can we represent that our margins, inventory costs or cash flows will be unaffected by these developments.

If We Are Unable To Increase Our Customer Base Due To Industry Competitors And Ongoing Consolidation We May Not Be Able To Earn Sufficient Revenues To Complete Our Business Plan.

The telecommunications industry is extremely competitive. Some of our competitors, which include local, regional and national paging companies, possess greater financial, technical and other resources than we do and may therefore be better able to complete strategic business acquisitions or to compete for subscribers in the one-way paging marketplace. Moreover, some of our competitors currently offer broader network coverage than that provided by our systems and some follow a low-price discounting strategy to expand their market shares.

The paging industry has experienced, and will continue to experience, consolidation due to factors that favor larger, multi-market paging companies, including:

         o        the ability to obtain additional radio spectrum;
         o        greater access to capital markets and lower costs of capital;
         o        broader geographic coverage of paging systems;
         o        economies of scale in the purchase of capital equipment;
         o        operating efficiencies due to scale; and
         o        better access to executive personnel.

We May Not Be Able To Identify, Finance Or Integrate Suitable Businesses To Acquire. This Would Impair Our Ability To Execute Our Business Plan For Growth And Remain Competitive.

A key element of our longer term business strategy is to diversify our business and product lines through acquisitions of companies with businesses that will complement and enhance our own. A variety of wireless one-way and two-way communication technologies, including cellular telephone service, personal communications services, enhanced specialized mobile radio, low-speed data networks, mobile satellite services and advanced two-way paging services, are currently in use or under development. Although those technologies are generally higher-priced than one-way paging service or not yet commercially available, technological improvements are creating increased capacity and demand for wireless two-way communication. Accordingly, our business strategy contemplates targeted acquisitions of complementary communications businesses. However, we cannot assure investors that we will be able to successfully diversify our business or incorporate new technologies so as to keep our product and service offerings competitive. Because we do not have extensive cash resources or an acquisitions line of credit available to us, it may be difficult for us to respond to changes in technology because we cannot pay for or finance the purchase of new equipment or services. If we do not make acquisitions on economically acceptable terms and integrate acquired businesses successfully, our future growth and financial performance will be limited. In addition, the process of integrating acquired businesses may involve unforeseen difficulties and/or require a disproportionate amount of our time, attention and resources from time to time. We may not achieve some of the expected benefits of acquisitions that we may execute if the existing operations of such companies are not successfully integrated with our own in a timely manner. Even if integrated in a timely manner, there can be no assurance that our operating performance after acquisitions will be successful or will fulfill management's objectives.

The integration of businesses we acquire will require, among other things, coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems. The integration process could cause the interruption of the activities of the two businesses or the diversion of attention and resources from the businesses' primary operational goals. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures. We may not be able to retain key employees. The process of integrating newly acquired businesses may require a disproportionate amount of time and attention of our management and financial and other resources and may involve other, unforeseen difficulties.

The success of our growth strategy will also depend on numerous other contingencies beyond our control, including national and regional economic conditions, interest rates, competition, changes in regulation or technology and our ability to attract and retain skilled employees. As a result, we cannot assure investors that our growth and business strategies will prove effective or that we will achieve our goals.

If We Are Unable to Generate Significant Revenues from Our Operations, We May Be Unable to Expand Our Services and May be Forced to Cease Operations.

We currently plan to redesign our current store, add additional store locations, improve our inventory management, intensify our marketing and advertising efforts and developing our website. However, if we are unable to generate significant revenues from our operations, we could be forced to delay or scale back these growth plans and possibly eliminate certain services and product development programs. We believe that the our expansion plans will allow us to become profitable in the future. However, if we fail to generate significant revenues in the future, then we will not able to expand our as we anticipate. This failure to expand may hurt our ability to raise additional capital which could have a negative effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

Our Failure To Retain Our Current Employees And To Hire And Retain Additional Key Personnel Will Affect Our Ability To Expand Our Business Operations.

We depend on the services of Joseph Hess, our sole officer and director, and our Success depends on the continued efforts of such individual to manage our business operations. At the present time, Mr. Hess devotes approximately twenty hours per week to the business affairs of the company. The loss of the services of Mr. Hess and our current employees could have a negative effect on our business, financial condition and results of operations. Our success in expanding our business operations is largely dependent on our ability to hire highly qualified personnel. In addition, we may lose employees or consultants that we hire due to higher salaries and fees being offered by competitors or other businesses in the industry.

Joseph Hess' Control May Prevent You from Causing a Change in the Course of Our Operations and May Affect the Price of Our Common Stock.

Joseph Hess beneficially owns approximately 97.43% of our common stock. Accordingly, for as long as Mr. Hess continues to own more than 50% of our common stock, she will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

You May Not Be Able to Liquidate Your Investment Since There Is No Assurance That a Public Market Will Develop for Our Common Stock or That Our Common Stock Will Ever Be Approved for Trading on a Recognized Exchange.

There is no established public trading market for our securities. After this document is declared effective by the Securities and Exchange Commission, we intend to seek a market maker to apply for a quotation on the OTC BB in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We cannot assure you that a market maker will agree to file the necessary documents with the OTC BB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment, which will result in the loss of your investment.

                                 USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

                         DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our Regulation D Rule 506 private placement in August 2003.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. However, there is no assurance that our common stock, once it becomes listed on a public exchange, will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

                                    DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

                           PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

                              SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 48,750 shares of our common stock sold to 36 shareholders. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. On September 1, 2003, our directors and shareholders approved a 3-1 forward split of our outstanding common shares increasing the amount of shares owned by these investors to 146,250; 50,000 shares of the shares received by William Gundlach pursuant to the stock purchase and share exchange agreement with Action Wireless, Inc. and issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933 and 30,000 shares issued to Anslow & Jaclin, LLP in October 2003 for services rendered to us and issued pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of April 14, 2004 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

                                                           Shares of
Name of selling stockholder           Shares of common      common        Shares of common  Percent of
                                     Stock owned prior    stock to be     stock owned       common stock
                                       to offering(1)      sold (1)       after offering    owned after offering
--------------------------------------------------------------------------------------------------------------

Anslow & Jaclin, LLP                       30000             30000              0                0
Beverley A. Black                           3000              3000              0                0
Lenore J &                                 15000             15000              0                0
Earl J. Cantin
Scott W. Costin                             3000              3000              0                0
Kevin F. Feldman                            7500              7500              0                0
Robert F. Foltz                             7500              7500              0                0
F. Houston Galloway                         1500              1500              0                0
& Cathy R. Botkin
Robert Gordon                               3000              3000              0                0
April Gorndt                                4500              4500              0                0
Lester Glaser                               3000              3000              0                0
Richard Glaser                              3000              3000              0                0
Frank Greenberg                             3000              3000              0                0
Kenneth Greenberg                           7500              7500              0                0
Nancy Greenberg                             7500              7500              0                0
Michael W. Haber                            1500              1500              0                0
Hattie Harvey                               1500              1500              0                0
June B. Hess*                               1500              1500              0                0
William Gundlach                          600000             50000         550000             1.82%
Andrea L. Hundredmark                       1500              1500              0                0
Paul Hundredmark                            1500              1500              0                0
Jim Janik                                   1500              1500              0                0
Chad C. Kelley                              7500              7500              0                0
Jada Sims Kelley                            7500              7500              0                0
S. A. Kelley                                7500              7500              0                0
Kristen M. Kupfer                           1500              1500              0                0
Alexander Lichtman                          3750              3750              0                0
Max Lichtman                                3750              3750              0                0
Michael L. Mannix                           3000              3000              0                0
Brandon Miller                              3000              3000              0                0
Harris Millman                              3000              3000              0                0
Victor Rones                                3000              3000              0                0
Charles W. Randall                          3000              3000              0                0
Richard Rosser                              7500              7500              0                0
Shirley Ryan                                3000              3000              0                0
Jeffrey L. Shaffer                          3000              3000              0                0
Scott Shiffman                              3000              3000              0                0
Brian P. Smith                              3750              3750              0                0
Sharon B Verea                              1500              1500              0                0


June B. Hess is the mother of Joseph Hess our sole officer and director.

To our knowledge, none of the selling shareholders or their beneficial owners:

     - has had a material relationship with us other than as a shareholder at any time within the past three years; or
     - has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
     -    broker-dealers or affiliated with broker-dealers.

                              PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling security holder must be made at the fixed price of $.20 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

     o    ordinary brokers transactions, which may include long or short sales,
     o transactions involving cross or block trades on any securities or market where our common stock is trading,
     o through direct sales to purchasers or sales effected through agents,
     o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
     o    any  combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

                                LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened legal actions against us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director and his age as of April 14, 2004 is as follows:

NAME                                 AGE        POSITION
----                                 ---        -------------------------------
Joseph Hess                           34        President, Chief Financial Officer, Chief Executive
                                                Officer, Secretary, Treasurer

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Joseph P. Hess has served as our sole officer and director since our inception in June 2003 and continues to serve in such capacities. Since May 2003, Mr. Hess has also served as the sole officer and director of our subsidiary, Action Wireless, Inc. where he has been responsible for the day to day operations of the company. In April 2000, Mr. Hess co-founded Autobex, Inc. which is a business-to business internet exchange for the automotive industry. In his capacity as Vice President of Autobex from April 2000 to April 2001, he secured a strategic relationship with the industry's leading Enterprise Resource Planning provider, ADP.

Mr. Hess served as a Division President for Credit Acceptance Corporation from March 2002, to January, 2004 where he had responsibility for the e-commerce sales channel, a technology based purchasing co-operative, and the company's supply chain of non-financial products and services. Prior to co-founding Autobex, Mr. Hess was Director of purchasing at AutoNation from May 1999 to April 2000, North America's largest retailer with 412 dealerships, responsible for supply chain strategies including the development of an internal network of distribution centers and an e-commerce platform. Before joining AutoNation from March 1993 to May 1999, Mr. Hess held a variety of p&l, sales and operational management positions for Genuine Parts Company's NAPA Auto Parts retail and distribution divisions. The following sets forth his positions with NAPA Auto
Parts: from July 1994 to July 1996 he was the district retail manager; from July 1996 to 1998 he was the district operation manager; From July 1998 to January 1999 he was the area manager; and from January 1999 to may 1999 he was the operations manager.

Mr. Hess is a South Florida native and graduate of Stetson University, located in Deland, Florida, where he received his Bachelor of Business Administration and Masters of Business Administration degrees. Mr. Hess is a member of Leadership Broward, and actively involved with Junior Achievement, is a board member of Cystic Fibrosis, co-chairs a $100,000 event, Cardinal Gibbons Alumni, is a board member and VP, and the Cooperative Feeding Program.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of May 21, 2004, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

                         Name and Address           Amount and Nature            Percent
Title of Class        of Beneficial Owner         of Beneficial Owner           of Class
--------------        -------------------         -------------------           --------
Common Stock          Joseph Hess                          29,400,000               97.43%
                      301 N. Ocean Blvd. #710
                      Pompano Beach, Florida   33062

Common Stock          All executive officers               29,400,000               97.43%
                      and directors as a group


The percent of class is based on 30,146,250 shares of common stock issued and outstanding as of April 14, 2004.

                            DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share.

Common and Preferred Stock


As of May 21, 2004, 30,146,250 shares of common stock are issued and outstanding and held by 39 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. On September 1, 2003, our directors and shareholders approved a 3-1 forward split of our outstanding common shares.

Holders of common stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our articles of incorporation also provide that we are authorized to issue up to 10,000,000 shares of blank check preferred stock with a par value of $.001 per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

Except for Anslow & Jaclin, LLP, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP owns a total of 30,000 shares of our common stock which is being registered as part of this registration statement.

The financial statements included in this prospectus and the registration statement have been audited by Jewett Schwartz & Associates, certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Florida Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                      ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on June 4, 2003 in the State of Florida. Our wholly-owned subsidiary, Action Wireless, Inc. was organized as a corporation in the State of Florida on May 3, 2000. On June 22, 2003, we acquired all of the shares of Action Wireless, Inc., a Florida corporation, from Joseph Hess and William Gundlach, the shareholders of Action Wireless, Inc. in consideration for the issuance of 1,000,000 shares of our common stock to the Action Wireless, Inc. shareholders pursuant to a stock purchase agreement and share exchange between Action Wireless, Inc. and us. Pursuant to the stock purchase agreement and share exchange, Action Wireless,Inc. became our wholly owned subsidiary. The purpose for this merger with Action Wireless, Inc. was to acquire an operating company which we believed has a successful business plan.

                             DESCRIPTION OF BUSINESS

We are a reseller of a comprehensive suite of wireless voice and data communications products and services. We serve as an independent resource for wireless products and services for consumers and enterprises and currently have agency agreements in place with T-Mobile and metroPCS. Our agency agreements with T-Mobile and MetroPCS allow us to promote, market and sell their services and equipment on a non exclusive basis.

We have an indirect dealer agreement with MetroPCS effective as of 8th of September, 2003 that allows us to sell equipment and assist customers in their selection of MetroPCS services. This agreement will remain in effect for a period of one year and then is automatically renewed for successive one-year terms unless earlier terminated. Either party may terminate this agreement with written notice. Additionally, we have agreed to become a Sub-Dealer of T-Mobile as of the 1st of September, 2003 in order to use T-Mobile's corporate experience, confidential Information as well as its trademarks and goodwill to promote, market and sell T-Mobile wireless services and equipment. Either party may terminate this agreement at any time with written notice.

We intend to have additional agency agreements with additional carriers. We have submitted applications to ATT Wireless and Sprint but have not completed any additional agency agreements to date. These affiliations allow us the opportunity to satisfy a vast array of customer needs. Allowing our customers to purchase a variety of products, pricing plans, including national, regional and local rate plans as well as prepaid service plans. We do not anticipate development costs to resell our product, yet we do maintain a budget of $60,000 for marketing our products and services over the next twelve months. The voice and data offerings we currently sell are tailored to meet the communications needs of individuals, local and regional businesses. The marketing and distribution plans for our services are further targeted to the specific geographic and demographic characteristics of the south Florida markets. Since inception we have not spent any funds for research and development. Specifically we sell service plans for cellular phones, data and messaging devices, and accessories. The services we sell include:

Wireless messaging services

We provide paging and other wireless messaging services for one-way and two way paging service and equipment to customers directly as a reseller. We offer our customers both new and refurbished equipment.

Voice Services

We offer a variety of product and service packages that are designed to meet the needs of various consumer and business user segments. These plans have great diversity in price, minutes, calling scope and features.

Postpaid Service

Consumer service is generally offered on a contract basis for one or two year periods. Under the terms of these contracts, service is provided and billed on a monthly basis according to the applicable pricing plan chosen. Our supplier's services include basic local wireless communications service, long distance service and roaming services. In addition to basic wireless voice telephone services, we offer many products with enhanced features such as caller ID, call waiting, call forwarding, three-way calling, no answer/busy transfer and voice mail. All of our postpaid services are currently supplied by T-Mobile. We intend to have agency agreements with additional carriers for postpaid services. We have submitted applications to ATT Wireless and Sprint but have not completed any additional agency agreements to date.

Prepaid Service.

We offer prepaid service as an alternative to post-pay subscriptions. Prepaid service attracts distinct consumer segments such as the youth market, families, small business customers and other consumers who prefer to pay in advance with popular features that had previously been available only to post-paid users, such as long distance, caller ID, call waiting, voicemail and off-network roaming. At the same time, retaining the benefits of advance payment including no contract, no credit check, no monthly billing and enhanced ability to control spending.

General

We intend to participate in the consolidation process that the paging and wireless messaging industry is likely to undergo. We currently do not have any preliminary plans or formalized agreements to merge with or acquire another entity. Potential future opportunities would be evaluated on several key operating and financial elements including geographic presence, potential increase in both free and operating cash flow, operating efficiencies and availability of financing. Any potential transaction may result in substantial capital requirements for which additional financing may be required. No assurance can be given that such additional financing would be available on terms satisfactory to us.

Our ability to recover initial operating, selling and marketing costs and to achieve profitability is dependent on the average duration of each customer's subscription period. For as long as a subscriber continues to utilize the service, operating results benefit from the recurring fixed fee payments without the requirement of any incremental selling expenses. Conversely, customer disconnections adversely affect operating results. Each month a percentage of existing customers may have their service terminated for reasons including failure to pay, dissatisfaction with service or coverage limitations, or switching to competing service providers.

We rely upon third parties to provide satellite transmission of wireless messaging services to our subscribers. To the extent there are satellite outages or if satellite coverage is impaired in other ways, our subscribers may experience a loss of service until such time as satellite coverage is restored, which could have a material adverse effect due to customer complaints.

Marketing

We market wireless messaging products and services through our subsidiary, Action Wireless, Inc. which maintains a retail location. Our retail location is available for consumers to walk in and purchase products and services. We currently have two full time employees and one part time employee. One is Joseph Hess our sole officer and director who manages our day to day operations and is involved in all facets of our business. We also currently employ one full time direct sales employee who targets business and special interest accounts.

Additional marketing efforts include inbound calls that may be generated by yellow page advertisements or advertising campaigns. We plan to market our products thru participation at live special events. We also maintain an Internet site at www.action-wireless.net. Currently our corporate website serves a limited capacity as an online brochure for our company, with the purpose of introducing potential customers to our products and services. We presently intend to upgrade the website to list our carrier plans, equipment, industry information and store information. We have never sold any products through our website, therefore it does not currently produce any revenue. We are currently interviewing website designers to update the website but have not entered into any agreements to date.

Competition

We face intense competition from operators of other larger and more dominant local, regional and national wireless messaging service providers and resellers. Specifically we compete with resellers such as ourselves with a retail presence in our area, and corporate retail stores of major carriers such as ATT wireless, sprint, metroPCS, T-Mobile. Such competition is based upon price, quality and variety of services offered, and the geographic area covered. Some of our competitors possess greater financial, technical and other resources than those available to us and follow a low-price discounting strategy to expand market share.

A number of technologies, including cellular telephone service, personal communications service ("PCS"), enhanced specialized mobile radio, low-speed data networks and mobile satellite services are technological competitors of wireless one- and two-way communications.

We believe that paging will remain one of the lowest cost forms of wireless messaging due to the low-cost infrastructure associated with paging systems, allowing unlimited monthly paging services to be offered at flat monthly rates as much as 90% lower than some time-limited cellular or PCS calling plans.

Future technological developments in the wireless communications industry and the enhancement of current technologies will likely create new products and services that will compete with the products and services we currently offer. At this time, however, we believe that technological advantages of paging devices include superior signal penetration into buildings, basements and other hard to reach areas resulting from the stronger transmitting power and higher-ground location of network transmitters. These characteristics also provide greater coverage area using fewer transmitters than required of cellular or PCS systems covering the same geography. Further, a smaller and more lightweight communications device and longer battery life are viewed as subscriber conveniences that are not matched by currently-available cellular or PCS handsets. Finally, much longer email and other text messages can be sent and received via paging technologies than through cellular or PCS systems, which continue to limit message size.

                       MANAGEMENT DISCUSSION AND ANALYSIS

Overview

We are a reseller of a comprehensive suite of wireless voice and data communications products and services. We currently have agency agreements in place with T-Mobile and metroPCS. These affiliations allow us the opportunity to satisfy a vast array of customer needs. Our customers purchase a variety of products, pricing plans, including national, regional and local rate plans as well as prepaid service plans. Our voice and data offerings are tailored to meet the communications needs of individuals, local and regional businesses. The marketing and distribution plans for our services are further targeted to the specific geographic and demographic characteristics of the south Florida markets.

We expect limited revenues until we raise additional funds and therefore we will continue to operate on a reduced budget until such time. We currently generate revenues from the sales of our wireless products and services. If we are unable to raise additional funds by fiscal year end 2004 we may not be able to expand the marketing and distribution of our products and services as we currently intend. Joseph Hess, our sole officer, director and principal shareholder, has agreed that he will continue to cover the costs for our operations until additional funds become available. To date Mr. Hess has loaned the company

$71,325. The loans call for no payments for 12 months, and no interest. Although

Mr. Hess has assured us that he will cover the costs of operations, we have no legal recourse if he fails to do so. Although we have no commitments for capital, other than verbal assurances from Mr. Hess, we may raise additional funds through:

     - public offerings of equity, securities convertible into equity or debt,

     -    private offerings of securities or debt, or

     -    other sources.

Our investors should assume that any additional funding will cause substantial dilution to current stockholders. In addition, we may not be able to raise additional funds on favorable terms, if at all.

                               PLAN OF OPERATIONS

Our plan of operations for the twelve months following the date of this registration statement is to complete the following objectives within the time period specified:

Management has developed specific strategies that are intended to open additional stores, redesign the store, improve inventory management, refocus marketing and advertising efforts and improve the selling culture.

1. Additional store locations. We intend to open additional stores in Palm Beach and Broward Counties of Florida. We currently lease and operate one retail store and plan to open an additional three stores throughout our territory. We will evaluate opportunities for transactions to strategically expand our territory establishing a total of up to 3 retail sales and service centers in markets within our territory during the next 12 months. Our stores will be within a 25-mile radius of our current retail location. We estimate the cost to open each store to be approximately $75,000 per location for a total of $225,000 over the next twelve months. We cannot complete our plan of opening additional stores until such time as we have adequate funding.

2. Redesign Store. We have developed several specific strategies to improve presentation of merchandise assortments for its target customers. Management plans to remodel the store to more effectively allocate selling space, increase selling square footage, improve merchandise presentation and general store appearance and facilitate better customer service. We began remodeling the store during December 2003 and completed the redesign of the store by the end of the first quarter of 2004. The costs to complete the redesign of the store were expensed as forecasted at a cost of $1,500.


3. Improve Inventory Management. We have begun to tailor merchandise assortments to our store and develop more effective working relationships with our vendors. We are developing more effective working relationships with our vendors by soliciting active assistance from their management and product specialists in improving our inventory and inventory management. By initiating more effective working relationships with our vendors, we have had hands on assistance at our store from our vendors and to date we have received assistance on developing our inventory of products, new point of sale signage and display(s), as well as training on product and inventory management systems.

Management believes these actions will increase the merchandise assortments, improve store sales and inventory turnover. We will not incur any direct cost in improving our inventory management. We plan to allocate selling space towards faster turning, higher profit core merchandise categories, which represent the primary merchandise which attracts customers to the store, and away from slower turning, low profit categories. For example, this would include our best selling cellular phones, services and accessories deigned for those specific phones producing faster turns than the products offered in the pager category. We anticipate that as we continue to add products over the next 12 months, that certain products will begin producing more than others.

4. Refocus Marketing Efforts. We have refocused our marketing efforts to a marketing strategy that is fully integrated with both the merchandising and store operation functions. Additionally, we are pursuing a strategy of marketing primarily to college students in Boca Raton, Florida through the use of targeted marketing programs, signage and advertising. We are redirecting marketing to provide a more focused image. Our marketing budget is allocated at $5,000 per month for the next twelve months. The expenditures allocated within this monthly budget include executing an integrated local marketing strategy that includes advertising in print media and sponsoring important local and regional events. We have a print advertising campaign planned, beginning in the first quarter of 2004 and continuing through 2004, which is designed to bring new qualified visitor/customers directly to the store. We have approached, but not negotiated or contracted with any additional advertisers who we will advertise with during the first quarter of 2004. We seek to provide sponsorships with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance our promotional efforts in our territory to increase customer awareness.

5. Improve Store Selling Culture. We are revitalizing our selling culture. This new customer-driven culture focuses on improving productivity by training store personnel and providing an enhanced shopping environment. In order to accomplish these goals we intend to recruit additional sales and marketing individuals which will improve our customer service and sales performance. In addition, we intend to improve our customer service and sales training, and redesigning our compensation structure to align more closely the sales associates' incentives with the customer service goals. We do not expect to incur any material costs in improving our store selling culture by recruiting additional personnel since such appointments will be undertaken on a word of mouth basis. Additionally, the hiring of any sales and marketing personnel is included in our marketing budget of $5,000 per month.

6. Website. We maintain an Internet site at www.action-wireless.net. We presently intend to upgrade the website to list our carrier plans, equipment, industry information and store information. We have never sold any products through our website, therefore it does not currently produce any revenue. We anticipate that we will continually update the website over the next twelve months with a budget of $15,000.

Completion of our plan of operation is subject to attaining adequate revenue or financing. We cannot assure investors that adequate revenues will be generated. In the absence of our projected revenues, we may be unable to proceed with our plan of operations. Even without significant revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we may require financing to potentially achieve our goal of profit, revenue and growth. Joseph Hess, our sole officer, director and principal shareholder has agreed to provide financing to us in the future until we are able to receive additional funding.

We anticipate that our operational as well as general and administrative expenses for the next 12 months will total $333,000. The breakdown is as follows:

Opening additional store locations                             $225,000.00
Store Redesign                                                 $  1,500.00
Legal/Accounting                                               $  7,500.00
Marketing/Advertising                                          $ 60,000.00
General/Administrative                                         $ 24,000.00
Website development                                            $ 15,000.00
Total                                                          $333,000.00

We currently have a total of three employees (two full time employees and one part time employee) who work at our current location. We do not expect any significant changes in the number of employees although depending on the expansion of our business operations we may hire additional sales and marketing employees. In addition, as part of business plan we intend to open additional store location and as we open new store location we intend to hire additional employees to staff such operations. At this time we have not entered into any agreements or negotiations with sales and marketing employees. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and status of our business plan.

In the event we are not successful in reaching our generating sufficient revenues to pursue our plan of operations, additional funds may be required and we would then not be able to proceed with our business plan for the development and marketing of our core products and services. Should this occur, we would likely seek additional financing to support the continued operation of our business. We anticipate that depending on market conditions and our plan of operations, we could incur operating losses in the foreseeable future. We base this expectation, in part, on the fact that we may not be able to generate enough gross profit from our advertising and new products to cover our operating expenses.

Capital Resources and Liquidity.

As of March 31, 2004, we had $20,392 in cash. Our general and administrative expenses are expected to average $2,000 per month for the next 12 months.


The net cash provided (used) by operating activities for the years ended December 31, 2003 and 2002 are $(50,509) and $11,462, respectively. The net cash provided (used) by investing activities for the years ended December 31, 2003 and 2002 were $(20,707) and $0 respectively.

We have plans to pay a salary of $500 per month to our sole officer for the next 12 months. We believe that we will have sufficient cash to meet our minimum expenses for the next 12 months but we will be unable to expand on our business unless we are successful in raising additional capital. In addition, we will need to raise additional capital to continue or operations past 12 months, and there is no assurance we will be successful in raising the needed capital.

To date we have funded our losses through the private placements of our common stock and financing from our sole officer and director. During this period we raised gross proceeds of $38,750 from the sale of our common stock. We believe that we can continue to do so until we achieve positive cash flow from operations. During the twelve months ended December 31, 2003, we received $71,325 as a loan from Joseph Hess as working capital for ongoing operations. These loans are non-interest bearing and are due on demand subsequent to December 31, 2004.

Currently, we do not have any material commitments for capital expenditures. We will need additional capital to expand or operate our business which could be difficult to obtain. Failure to obtain additional capital may preclude us from taking advantage of future opportunities, growing the business or responding to competitive pressures. Other than the commitment by Mr. Hess to provide necessary funding to us, we do not have any external sources of liquidity.

The amount of capital required will depend on a number of factors, including:

o    Subscriber growth;
o    The type of wireless messaging devices and services required by customers;
o    Marketing and sales expenses and
o    Competitive conditions.

The funds to finance future capital needs are expected to be generated from operations. No assurance can be given that we will be able to generate sufficient cash flow to finance future capital needs. If cash flow from operations is not sufficient, no assurance can be given that additional equity or debt financing will be available when needed on acceptable terms, if at all.

On September 3, 2003, we purchased assets consisting of furniture, fixtures, and office equipment, lease rights to our current premises and the website with our domain name for a total of $18,500 from Progressive Cellular Incorporated. Our management does not believe that this transaction was an acquisition of a business but rather the purchase of certain assets of Progressive Cellular since we did not succeed to the business of Progressive Cellular.

Results of Operations
---------------------

For the year ending December 31, 2003 we have incurred an accumulated deficit of $57,090. Gross revenues decreased from $67,712 for the twelve-month period ended December 31, 2002 to $50,958 for the twelve month period ended December 31, 2003, a decrease of $16,754. These revenues were generated mainly from our paging services and to a lesser extent from equipment and accessory sales. We believe that the reason for the decline in revenue from 2001 to 2003 was due to the fact that we changed both ownership and locations twice during such time. We do not believe that there were any other factors that lead to the decline in revenue which may reoccur in 2004. The initial location of the business was in a retail store front location from May 2000 to August 2002. We then relocated to a non-retail store front facility in August, 2002 whereby our customer base declined and we had difficulty attracting new customers from the new location, resulting in a loss of revenue. In September 2003 there was yet another relocation of our company back to a retail store front facility. The second relocation again resulted in a decline of revenue due to diminished customer loyalty along with the geographic base of the new business location being approximately 40 miles from the original location.

Since 1998 the number of pager users has decreased by more than 75% as the number of pager users has decreased from 45 million to 12 million during that time. This decrease in pager use is a trend that, if it continues, could have a material impact on our operations. Except for this decrease in pager use, we are not aware of any other known trends, events, demands, commitments or uncertainties that are reasonably likely to have a material impact on our present or future financial condition or operating performance.

Operating expenses increased from $25,593 for the twelve-month period ended December 31, 2002 to $68,704 for the twelve month period ended December 31, 2003, an increase of $43,111. The increase in operating expenses was due to the increased sale, marketing and advertising expenditures. Advertising expense was $16,208 and $2,782, for the years ended December 31, 2003 and 2002, respectively an increase of $13,426.

We have reviewed the carrying value of goodwill and determined the unamortized balance, of $6,946, as of December 31, 2001 was unrealizable. Therefore, the remaining balance was expensed for the December 31, 2002 year end.

Gross profit decreased from $35,861 for the twelve-month period ended December 31, 2002 to $13,047 for the twelve-month period ended December 31, 2003, a decrease of $22,814 due to increased cost of goods sold. Volume discounts could not be maintained due to the change of in quantity purchased from our supplier(s).

                             DESCRIPTION OF PROPERTY

Our executive offices are located at 483 NE 20th Street, Boca Raton, Florida 33431. We sublease such space from Wireless, LLC for $1,500 per month, Joseph Hess, our sole officer and director is the sole shareholder of Wireless, LLC. The space serves as a retail location and our executive offices and is approximately 850 square feet, located within a strip mall. We believe that this space is sufficient and adequate to operate our current business. We intend to open additional stores in Palm Beach and Broward Counties of Florida.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently use space at 483 NE 20th Street, Boca Raton, Florida 33431. We sublease such space from Wireless, LLC for $1,500 per month, Joseph Hess, our sole officer and director is the sole shareholder of Wireless, LLC.

During the twelve months ended December 31, 2003, we received $71,325 as a loan from Joseph Hess, our sole officer and director, as working capital for ongoing operations. These loans are non-interest bearing and are due on demand subsequent to December 31, 2004.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 39 registered shareholders.

Rule 144 Shares

As of May 21, 2004 there are no shares of our common stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After June 4, 2004, 27,000,000 shares owned by Mr. Hess will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After June 22, 2004, an additional 2,400,000 shares held by Mr. Hess and the 600,000 shares held by William Gundlach will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After August 2004, the 146,250 shares held by the shareholder who purchased their shares in the offering by us will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After September 2004, the 30,000 shares held by Anslow & Jaclin, LLP will become available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company's common stock then outstanding which, in our case, would equal approximately 301,176 shares as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception until May 21, 2004.

ANNUAL COMPENSATION LONG TERM COMPENSATION

                        ANNUAL COMPENSATION                                            LONG TERM COMPENSATION
                                                                     RESTRICTED OPTION
                                                   OTHER ANNUAL     STOCKS/PAYOUTS       SARS       LTIP      ALL OTHER
NAME             TITLE     YEAR  SALARY   BONUS  COMPENSATION           AWARDED        ($)  COMPENSATION   COMPENSATION
----             -----     ----  ------   -----  ------------           -------        ---  ------------   ------------

Joseph Hess  President
             Secretary
             and Treasurer   2003      $0       0             0                 0          0             0              0

None of our directors have received monetary compensation since our incorporation to the date of this registration statement. We currently do not pay any compensation to our sole director serving on our Board of Directors.

Stock Option Grants

We have not granted any stock options to our executive officers since our incorporation.

Employment Agreements

We do not have an employment or consultant agreement with Mr. Joseph Hess, our CEO, CFO, president, secretary and treasurer. Notwithstanding same, we have agreed to pay Mr. Hess $500 per month commencing September 2003. Mr. Hess spends approximately 50% of her time working for us.

                             AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

                             WIRELESS HOLDINGS, INC.


                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 March 31, 2004




                                TABLE OF CONTENTS
                                -----------------







                                                                                                       Page
                                                                                                     --------
Condensed Consolidated Balance Sheet...............................................................      2
Condensed Consolidated Statement of Operations.....................................................      3
Condensed Consolidated Statement of Changes in Shareholders' Equity (Deficiency)...................
                                                                                                         4
Condensed Consolidated Statement of Cash Flows.....................................................      5
Notes to the Condensed Consolidated Financial Statements...........................................      6


                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                                                       March 31,
                                                                                                          2004
                                                                                                   ------------------

CURRENT ASSETS
  Cash and cash equivalents                                                                          $        20,392
  Accounts receivable                                                                                              -
  Inventory                                                                                                    4,976
  Prepaid expenses and other current assets                                                                    3,665
                                                                                                   ------------------

TOTAL CURRENT ASSETS                                                                                          29,033

PROPERTY AND EQUIPMENT, net                                                                                    7,984

INTANGIBLE ASSETS, net                                                                                        11,750
                                                                                                   ------------------

     TOTAL ASSETS                                                                                    $        48,767
                                                                                                   ==================


                      LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued expenses                                                                $        13,745
                                                                                                   ------------------

     TOTAL CURRENT LIABILITIES                                                                                13,745

LOANS PAYABLE TO RELATED PARTY                                                                                71,325
                                                                                                   ------------------

     TOTAL LIABILITIES                                                                                        85,070
                                                                                                   ------------------

SHAREHOLDERS'  DEFICIENCY
  Preferred stock, $.001 par value, 10,000,000 shares authorized;
    30,146,250  shares issued and outstanding                                                                      -
  Common stock, $.001 par value, 100 million shares authorized;
    30,146,250  shares issued and outstanding                                                                 30,146
  Additional paid in-capital                                                                                  12,328
  Accumulated deficit                                                                                        (78,777)
                                                                                                   ------------------

     TOTAL SHAREHOLDERS'  DEFICIENCY                                                                         (36,303)
                                                                                                   ------------------

     TOTAL LIABILITIES AND
      SHAREHOLDERS' DEFICIENCY                                                                       $        48,767
                                                                                                   ==================


        See accompanying notes to the consolidated financial statements.

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                Three Months Ended
                                                                   March 31, 2004
                                                                --------------------


Revenues                                                          $          48,904

Cost of sales                                                               (18,660)
                                                                --------------------

   GROSS PROFIT                                                              30,244

Operating expenses                                                          (50,761)
                                                                --------------------

   LOSS FROM OPERATIONS                                                     (20,517)

OTHER EXPENSES
 Depreciation expense                                                          (420)
 Amortization expense                                                          (750)
                                                                --------------------

   NET LOSS                                                       $         (21,687)
                                                                ====================


Loss per share - basic and diluted                                $          (0.001)
                                                                ====================

Weighted Average Shares Outstanding -
 Basic and Diluted                                                $      30,146,250
                                                                ====================




        See accompanying notes to the consolidated financial statements.

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)



                                                  Preferred Stock         Common Stock         Additional
                                               ---------------------  ---------------------     Paid-in    Accumulated
                                                   Shares    Amount      Shares     Amount      Capital      Deficit       Total
                                               ---------------------  ---------------------  -----------   -----------  -----------

            ACTION WIRELESS, INC.
            ---------------------
Balance at January 1, 2002                           --     $     --          500  $     500  $    13,076   $  (3,372)  $   10,204

Net income                                           --           --           --         --           --       3,288        3,288

Distributions to shareholder                         --           --           --         --           --      (9,768)      (9,768)
                                                 ------     --------  -----------  -----------  ----------   ---------   ----------

Balance at December 31, 2002                         --     $     --          500  $     500  $    13,076   $  (9,852)  $    3,724

Adjustment for termination of Subchapter S election  --           --           --         --       (9,852)      9,852           --

Sixteen hundred-for-one stock split                  --           --      799,500        300         (300)         --           --

Common shares issued at $.10 per share               --           --      200,000        200       19,800          --       20,000
                                                 ------     --------  -----------  -----------  ----------   ---------   ----------

          Subtotal                                   --           --    1,000,000      1,000       22,724          --       23,724

1,000,000 common shares exchanged one-for-one with Wireless Holdings, Inc. on June 22, 2003
-------------------------------------------------------------------------------------------

          WIRELESS HOLDINGS, INC. AND SUBSIDIARIES
          ----------------------------------------

Common shares issued at par value                    --           --    9,000,000      9,000           --          --        9,000

Common shares issued at $.20 per share               --           --       48,750         49        9,701          --        9,750

Three-for-one forward split of common shares         --           --   20,097,500     20,097      (20,097)         --           --

Net loss                                             --           --           --         --           --     (57,090)     (57,090)
                                                 ------     --------  -----------  -----------  ----------   ---------   ----------

Balance at December 31, 2003                         --       $   --   30,146,250  $  30,146  $    12,328   $ (57,090)  $ ((14,616)

Net loss                                             --           --           --         --           --     (21,687)     (21,687)
                                                 ------     --------  -----------  -----------  ----------   ---------   ----------

Balance at March 31,2004                             --           --   30,146,250     30,146       12,328     (78,777)     (36,303)
                                                 ===================  =============================================================






        See accompanying notes to the consolidated financial statements.

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                  Three Months Ended
                                                                                    March 31, 2004
                                                                                 ---------------------

Cash Flows From Operating Activities

Net loss                                                                            $         (21,687)
                                                                                 ---------------------
Adjustments to reconcile net loss to net
cash used by operating activities:
   Depreciation and amortization                                                                1,170
Changes in assets and liabilities:
   Accounts receivable                                                                          3,406
   Inventory                                                                                   (3,303)
   Prepaid  expenses and other current assets                                                     200
   Accounts payable and accrued expenses                                                        1,599
                                                                                 ---------------------

       Net cash used by operating activities                                                  (18,615)
                                                                                 ---------------------

Cash Flows From Investing Activities:

   Purchase of property and equipment                                                          (1,546)

       Net cash used by investing activities                                                   (1,546)
                                                                                 ---------------------

Cash Flows From Financing Activities:                                                               -
                                                                                 ---------------------

   Net cash provided by financing activities                                                        -
                                                                                 ---------------------

       Net decrease in cash and cash equivalents                                              (20,161)

       Cash and cash equivalents, beginning of period                                          40,553
                                                                                 ---------------------

       Cash and cash equivalents, end of period                                     $          20,392
                                                                                 =====================





        See accompanying notes to the consolidated financial statements.

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 2004

NOTE A - DESCRIPTION OF THE BUSINESS

Business Activity
-----------------

Action Wireless, Inc., a wholly-owned subsidiary of Wireless Holdings, Inc., is a reseller of wireless voice and data communications products and services to business and individuals primarily located in South Florida.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of Wireless Holdings, Inc. and its wholly-owned subsidiary, Action Wireless, Inc. All intercompany accounts and transactions have been eliminated. In June 2003, Action Wireless, Inc. became the wholly owned subsidiary of Wireless Holdings, Inc in connection with a stock purchase and share exchange agreement. Accordingly, this transaction effectively resulted in a capital transaction, in substance, and is identical to a reverse acquisition except that no goodwill or other intangible asset was recorded for accounting purposes with Action Wireless, Inc. as the accounting acquirer. The consolidated financial statements presented for periods preceding the merger are those of the accounting acquirer.

Interim Financial Statements
----------------------------

The accompanying interim unaudited financial information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of March 31, 2004 and the results of its operations and cash flows for the three months ended March 31, 2004, have been included. The results of operations of such interim period are not necessarily indicative of the results of the full year.

Earnings Per Share
------------------

Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings.

                             WIRELESS HOLDINGS, INC.

                        CONSOLIDATED FINANCIAL STATEMENTS

                 For the years ended December 31, 2003 and 2002




                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------











                                                                                                    Page
                                                                                                    ----
Report of Independent Certified Public Accountants.....................................................2
Consolidated Balance Sheets............................................................................3
Consolidated Statements of Operations..................................................................4
Consolidated Statements of Changes in Shareholders' Equity (Deficit) ..................................5
Consolidated Statements of Cash Flows .................................................................6

Notes to the Consolidated Financial Statements .......................................................7-16


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and
Shareholders of Wireless Holdings, Inc.


We have audited the accompanying consolidated balance sheets of Wireless Holdings, Inc. ("the Company") as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wireless Holdings, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As more fully described in Note B, the Company's need to seek new sources or methods of financing or revenue to pursue its business strategy, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



JEWETT, SCHWARTZ & ASSOCIATES

March 3, 2004
Hollywood, Florida

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                                                  December 31,
-----------------------------------------------------------------------------------------------------
                                                                            2003               2002
-----------------------------------------------------------------------------------------------------

CURRENT ASSETS
 Cash and cash equivalents                                                $ 40,553           $  1,694
  Accounts receivable                                                        3,406                 --
  Inventory                                                                  1,673              2,409
  Prepaid expenses and other current assets                                  3,865                 --
-----------------------------------------------------------------------------------------------------

   TOTAL CURRENT ASSETS                                                     49,497              4,103

PROPERTY AND EQUIPMENT, net                                                  6,858                 84

INTANGIBLE ASSETS, net                                                      12,500                 --
-----------------------------------------------------------------------------------------------------

   TOTAL ASSETS                                                           $ 68,855           $  4,187
-----------------------------------------------------------------------------------------------------

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities                            $ 12,146           $    463
-----------------------------------------------------------------------------------------------------


   TOTAL CURRENT LIABILITIES                                                12,146                463

LOAN PAYABLE TO RELATED PARTY                                               71,325

SHAREHOLDERS' EQUITY (DEFICIT)

 Preferred stock, $.001 par value, 10,000,000 shares authorized;
  no shares issued and outstanding                                               -                  -

 Common stock, $.001 par value, 100 million shares
  authorized; 30,146,250 and 2,400,000 shares issued
  and outstanding as of December 31, 2003 and 2002, respectively            30,146              2,400

  Additional paid in capital                                                12,328             11,176
  Accumulated deficit                                                      (57,090)            (9,852)
-----------------------------------------------------------------------------------------------------

   TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                                    (14,616)             3,724
-----------------------------------------------------------------------------------------------------

      TOTAL LIABILITIES AND
       SHAREHOLDERS' EQUITY                                               $ 68,855           $  4,187
-----------------------------------------------------------------------------------------------------

        See accompanying notes to the consolidated financial statements.

                                       -3

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          For the year ended December 31,
                                                                   --------------------------------------------
                                                                       2003                           2002
                                                                   -------------                    -----------
Revenues                                                           $      50,958                    $    67,712

Cost of sales                                                            (37,911)                       (31,851)
                                                                   -------------                    -----------

 GROSS PROFIT                                                             13,047                         35,861

Operating expenses                                                       (68,704)                       (25,593)
                                                                   -------------                    -----------

     INCOME (LOSS) FROM OPERATIONS                                       (55,657)                        10,268

OTHER EXPENSES
 Depreciation expense                                                       (433)                           (34)
 Amortization expense                                                     (1,000)                           -
 Impairment of goodwill                                                      -                           (6,946)
                                                                   -------------                    -----------

     NET INCOME (LOSS)                                             $     (57,090)                   $     3,288
                                                                   =============                    ===========

Weighted Average Shares Outstanding -
 Basic and Diluted                                                    10,787,700                      2,400,000
                                                                   =============                    ===========



Earnings (loss) per share - basic and diluted                      $      (0.005)                   $     0.001
                                                                   =============                    ===========


        See accompanying notes to the consolidated financial statements.

                                       -4

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)



                                                  Preferred Stock         Common Stock         Additional
                                               ---------------------  ---------------------     Paid-in    Accumulated
                                                   Shares    Amount      Shares     Amount      Capital      Deficit       Total
                                               ---------------------  ---------------------  -----------   -----------  -----------

            ACTION WIRELESS, INC.
            ---------------------
Balance at January 1, 2002                           --     $     --          500  $     500  $    13,076   $  (3,372)  $   10,204

Net income                                           --           --           --         --           --       3,288        3,288

Distributions to shareholder                         --           --           --         --           --      (9,768)      (9,768)
                                                 ------     --------  -----------  -----------  ----------   ---------   ----------

Balance at December 31, 2002                         --     $     --          500  $     500  $    13,076   $  (9,852)  $    3,724

Adjustment for termination of Subchapter S election  --           --           --         --       (9,852)      9,852           --

Sixteen hundred-for-one stock split                  --           --      799,500        300         (300)         --           --

Common shares issued at $.10 per share               --           --      200,000        200       19,800          --       20,000
                                                 ------     --------  -----------  -----------  ----------   ---------   ----------

          Subtotal                                   --           --    1,000,000      1,000       22,724          --       23,724

1,000,000 common shares exchanged one-for-one with Wireless Holdings, Inc. on June 22, 2003
-------------------------------------------------------------------------------------------

          WIRELESS HOLDINGS, INC. AND SUBSIDIARIES
          ----------------------------------------

Common shares issued at par value                    --           --    9,000,000      9,000           --          --        9,000

Common shares issued at $.20 per share               --           --       48,750         49        9,701          --        9,750

Three-for-one forward split of common shares         --           --   20,097,500     20,097      (20,097)         --           --

Net loss                                             --           --           --         --           --     (57,090)     (57,090)
                                                 ------     --------  -----------  -----------  ----------   ---------   ----------

Balance at December 31, 2003                         --       $   --   30,146,250  $  30,146  $    12,328   $ (57,090)  $ ((14,616)







        See accompanying notes to the consolidated financial statements.

                                       -5

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        For the year ended December 31,
                                                                        -------------------------------
                                                                            2003                 2002
                                                                  --------------------        ---------------

Cash Flows From Operating Activities
 Net income (loss)                                                $            (57,090)       $         3,288
                                                                  --------------------        ---------------
 Adjustments to reconcile net income to net
 cash provided by (used in) operating activities:
   Depreciation and amortization
                                                                                 1,433                  6,980
   Increase in accounts receivable                                              (3,406)                   -
   Decrease in inventory                                                           736                  2,351
   Increase in prepaid and other                                                (3,865)                   -
   Increase (Decrease) in accounts payable and
     other current liabilities                                                  11,683                 (1,157)
                                                                  --------------------        ---------------

        Total adjustments                                                        6,581                  8,174
                                                                  --------------------        ---------------

        Net Cash Provided by (Used in) Operating Activities                    (50,509)                11,462
                                                                  --------------------        ---------------

Cash Flows From Investing Activities
 Purchase of property and equipment                                             (7,207)                   -
 Purchase of intangible assets                                                 (13,500)                   -
                                                                  --------------------        ---------------

        Net Cash Used in Investing Activities                                  (20,707)                   -
                                                                  --------------------        ---------------

Cash Flows From Financing Activities
 Distribution to stockholders                                                      -                   (9,768)
 Proceeds from the issuance of common stock                                     38,750                    -
 Proceeds from related party loan                                               71,325                    -
                                                                  --------------------        ---------------

   Net Cash Provided by (Used in) Financing Activities                         110,075                 (9,768)
                                                                  --------------------        ---------------

     NET INCREASE IN CASH                                                       38,859                  1,694

     CASH AT BEGINNING OF YEAR                                                   1,694                    -
                                                                  --------------------        ---------------

     CASH AT END OF YEAR                                          $             40,553        $         1,694
                                                                  ====================        ===============








        See accompanying notes to the consolidated financial statements.

                                       -6

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                 Notes to the Consolidated Financial Statements

             For the years ended December 31, 2003 and 2002 NOTE A -

DESCRIPTION OF THE BUSINESS

Business Activity
-----------------

Action Wireless, Inc., a wholly-owned subsidiary of Wireless Holdings, Inc., is a reseller of wireless voice and data communications products and services to business and individuals primarily located in South Florida.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of Wireless Holdings, Inc. and its wholly-owned subsidiary, Action Wireless, Inc. All intercompany accounts and transactions have been eliminated.

As further discussed in Note H to the consolidated financial statements, Action Wireless, Inc. became the wholly owned subsidiary of Wireless Holdings, Inc in connection with a stock purchase and share exchange agreement. Accordingly, this transaction effectively resulted in a capital transaction, in substance, and is identical to a reverse acquisition except that no goodwill or other intangible asset was recorded for accounting purposes with Action Wireless, Inc. as the accounting acquirer. The consolidated financial statements presented for periods preceding the merger are those of the accounting acquirer.

NOTE B - GOING CONCERN

These consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company's independent accountants included a "going concern" paragraph in their audit report accompanying these consolidated financial statements that cautions users of the statements that the Company needs to seek new sources or methods of financing or revenue to pursue its business strategy. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company anticipates that future revenue will be sufficient to cover certain operating expenditures, and, in the interim, will continue to pursue additional capital investment. However, there can be no assurance that the Company will be able to successfully acquire the necessary capital investment or revenue to continue their on-going efforts and continue operations. These factors, among others, create an uncertainty about the Company's ability to continue as a going concern.

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                 Notes to the Consolidated Financial Statements

             For the years ended December 31, 2003 and 2002 NOTE C -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include cash on hand and amounts due from banks with original maturities of three months or less.

Accounts Receivable
-------------------

Billings for services are processed in the beginning of each month, and payments are required each month in advance of receiving service. If payments are not received by the 10th of each month, services are terminated. As such, there is no accounts receivable balance as of December 31, 2002.

During 2003 the Company began extending credit to certain commercial customers. As such, the Company has trade accounts receivable of $3,406 as of December 31, 2003.

Inventories
-----------

Inventories, which consist of pagers, cellular phones and accessories, are stated at the lower of cost or market determined using the first-in, first-out ("FIFO") cost method.

Use of Estimates
----------------

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment
----------------------

Equipment is recorded at cost and depreciated using accelerated methods, over the estimated useful life of the asset, which is seven years. Maintenance and repairs are charged to expense as incurred. Major replacements and improvements are capitalized.

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                 Notes to the Consolidated Financial Statements

                 For the years ended December 31, 2003 and 2002


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Intangible Asset
----------------

Intangible assets consist of goodwill acquired prior to January 1, 2002. The Company reviewed the carrying value of goodwill, determined the balance to be unrealizable and the remaining balance of $6,946 was expensed as of December 31, 2002. Intangible assets also consist of an internet website and lease rights to retail premises acquired in an asset purchase agreement further described in Note D. These purchased assets were determined to have no impairment of value as of December 31, 2003. The premises lease rights incurred $1,000 of amortization expense for the year ended December 31, 2003. Estimated future amortization expense is $3,000, $3,000, $2,000, for each of the years ended December 31, 2004, 2005 and 2006, respectively. The accounting policies used under the requirements of FAS 142 are further described under the section entitled "Recent Accounting Pronouncements".

Income Taxes
------------

The Shareholders of Action Wireless, Inc. elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the stockholders of the Company are responsible for taxes on the Company's income in their individual income tax returns. Accordingly, no provision or liability for income taxes is reflected in the accompanying consolidated financial statements through December 31, 2003.

As of December 31, 2003 and 2002 the Company has no material differences resulting from the tax basis and reported amounts of its assets and liabilities.

Pursuant to the change in capital structure and share exchange agreement further described in Note H, the shareholders of Action Wireless elected to revoke the Subchapter S status to be effective January 1, 2003 and accordingly, made an adjustment of $9,852 to reduce additional paid-in capital from its remaining accumulated deficit.

Upon the revocation of the Subchapter S status, the Company will account for income taxes in accordance with the provision of FASB 109. Accordingly, deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized.

Utilization of the net operating loss carry-forwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code. The annual limitation may result in the expiration of net operating loss carry-forwards before utilization.

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                 Notes to the Consolidated Financial Statements

                 For the years ended December 31, 2003 and 2002


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Revenue Recognition
-------------------

Revenues are primarily derived from paging services provided under contractual arrangements, revenues from equipment and accessories sales, although not material, are recognized at the point of sale. Paging service is provided to customers on a month to month basis, customers are billed in the beginning of each month, and payments are required each month in advance of receiving service. Revenues, from paging services, are recognized in the month that the customer receives such services in accordance with the guidelines provided by SAB 101. At December 31, 2003 and 2002, the Company has not recognized any deferred revenues resulting from advanced payments received by its customers.

Advertising
-----------

The Company expenses advertising costs as incurred. Advertising expense was $16,208 and $2,782, for the years ended December 31, 2003 and 2002, respectively.

Earnings (Loss) Per Share
-------------------------

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding during the periods. Diluted net income
(loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period.

Recent Accounting Pronouncements:
---------------------------------

The Financial Accounting Standards Board has recently issued several new accounting pronouncements which may apply to the Company.

Statement No. 141 "Business Combinations" establishes revised standards for accounting for business combinations. Specifically, the statement eliminates the pooling method, provides new guidance for recognizing intangible assets arising in a business combination, and calls for disclosure of considerably more information about a business combination. This statement is effective for business combinations initiated on or after July 1, 2001. The adoption of this pronouncement on July 1, 2001 did not have a material effect on the Company's financial position, results of operations or liquidity.

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                 Notes to the Consolidated Financial Statements

                 For the years ended December 31, 2003 and 2002


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Statement No. 142 "Goodwill and Other Intangible Assets" provides new guidance concerning the accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS 141, and the manner in which intangibles and goodwill should be accounted for subsequent to their initial recognition. Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method. Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs. This statement is effective for all fiscal years beginning after December 15, 2001. The adoption of SFAS 142 on January 1, 2002 did not have a material effect on the Company's financial position, results of operations or liquidity.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material impact on the Company's financial position, results of operations or liquidity. Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" supercedes Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121").

Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS 144 provides additional implementation guidance. SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS 144 also supercedes the provisions of APB 30, "Reporting the Results of Operations," pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The adoption of SFAS 144 on January 1, 2002 did not have a material effect on the Company's financial position, results of operations or liquidity.

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                 Notes to the Consolidated Financial Statements

                 For the years ended December 31, 2003 and 2002


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," updates, clarifies, and simplifies existing accounting pronouncements. Statement No. 145 rescinds Statement 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Opinion 30 will now be used to classify those gains and losses. Statement 64 amended Statement 4, and is no longer necessary because Statement 4 has been rescinded. Statement 44 was issued to establish accounting requirements for the effects of transition to the provisions of the motor Carrier Act of 1980. Because the transaction has been completed, Statement 44 is no longer necessary. Statement 145 amends Statement 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as saleleaseback transactions. This amendment is consistent with FASB's goal requiring similar accounting treatment for transaction that have similar economic effects. This statement is effective for fiscal years beginning after May 15, 2002. The adoption of SFAS No. 145 is not expected to have a material impact on the Company's financial position, results of operations or liquidity.

Statement No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146") addresses the recognition, measurement, and reporting of cost that are associated with exit and disposal activities that are currently accounted for pursuant to the guidelines set forth in EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Cost Incurred in a Restructuring)," cost related to terminating a contract that is not a capital lease and one-time benefit arrangements received by employees who are involuntarily terminated - nullifying the guidance under EITF 94-3. Under SFAS 146, the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the Company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002 with earlier application encouraged. The adoption of SFAS 146 is not expected to have a material impact on the Company's financial position, results of operations or liquidity.

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                 Notes to the Consolidated Financial Statements

                 For the years ended December 31, 2003 and 2002



NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Statement No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure", amends FASB Statement No. 123, "Accounting for Stock-Based Compensation." In response to a growing number of companies announcing plans to record expenses for the fair value of stock options, Statement 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The Statement also improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. In the past, companies were required to make pro forma disclosures only in annual financial statements. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company adopted the disclosure provisions of Statement 148 for the year ended December 31, 2002, but will continue to use the method under APB 25 in accounting for stock options. The adoption of the disclosure provisions of Statement 148 did not have a material impact on the Company's financial position, results of operations or liquidity.

NOTE D - ASSET PURCHASE

In September 2003, the Company entered an asset purchase agreement to purchase assets aggregating $18,500 from Progressive Cellular Incorporated, a Florida reseller of wireless voice and data communications products and services. The assets purchased consisted of furniture, fixtures and office equipment with an estimated fair market value aggregating $5,000; lease rights to a non-cancelable operating lease for retail space premises; and an internet website and domain name primarily used for advertising. The estimated fair market value of the lease rights and the website were mutually agreed to by both parties in the amounts of $9,000 and $4,500, respectively. Subsequent to purchasing these assets, the Company has continued to use them for the same revenue producing purpose as Progressive Cellular Incorporated. The furniture, fixtures and office equipment are depreciated using accelerated methods over their estimated useful lives. The lease rights have a contractual term of 3-years and are amortized over such useful period. The website has an indeterminable life and will be subject to an annual impairment valuation.

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                 Notes to the Consolidated Financial Statements

                 For the years ended December 31, 2003 and 2002


NOTE E - PROPERTY AND EQUIPMENT, net

Property and Equipment consists of the following at December 31:

                                                       2003                  2002
                                                    ---------              -------
        Equipment                                   $   7,400              $   193
         Less: accumulated depreciation                 ( 542)                (109)
                                                    ---------              -------
                                                    $   6,858              $    84
                                                    =========              =======

NOTE F - INTANGIBLE ASSET, net

Intangible assets consist of the following at December 31:

                                                       2003                  2002
                                                    ---------              -------
        Goodwill                                    $       -              $ 7,623
        Lease rights                                    9,000                    -
        Internet website                                4,500                    -
         Less: accumulated amortization              (  1,000)                (677)
         Less: impairment of goodwill                       -              ( 6,946)
                                                    ---------              -------
                                                    $  12,500              $   - 0 -
                                                    =========              =======

NOTE G - LOAN PAYABLE TO RELATED PARTY

During 2003, an officer of the Company advanced funds as a non-interest bearing loan to the Company to fund working capital requirements for ongoing operations. The outstanding loan balance was $71,325 as of December 31, 2003. The loan is due on demand subsequent to December 31, 2004.

NOTE H - SHAREHOLDERS' EQUITY

Change in Capital Structure
---------------------------

In May, 2003, the Company filed Articles of Amendment to Articles of Incorporation of Action Wireless, Inc. thereby amending the capital structure of the Company to allow for a maximum of 1,000,000 shares of Common Stock at a par value of $.001 per share.

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                 Notes to the Consolidated Financial Statements

                 For the years ended December 31, 2003 and 2002

NOTE H - SHAREHOLDERS' EQUITY - Continued

Forward Split
-------------

On May 22, 2003 the Board of Directors of Action Wireless, Inc. authorized a 1,600 to 1 forward split of the Company's issued and outstanding common shares that resulted in a total of 800,000 shares issued and outstanding.

Sale of Stock
-------------

On May 30, 2003 Action Wireless, Inc. sold 200,000 shares of its common stock for $.10 per share.

On June 4, 2003 Wireless Holdings, Inc. sold 9,000,000 shares of its common stock to an officer of the company for $.001 per share as founders' shares.

Under a private placement offering through September 30, 2003, Wireless Holding, Inc. sold 48,750 shares of its common stock for $.20 per share.

Share Exchange Agreement
------------------------

Effective on June 22, 2003 and in connection with a Stock Purchase Agreement and Share Exchange with Action Wireless, Inc., Wireless Holdings, Inc. issued 1,000,000 common shares in a one-for-one exchange for 1,000,000 common shares of Action Wireless, Inc. Under the terms of the Stock Purchase Agreement and Share Exchange, Action Wireless, Inc. became a wholly owned subsidiary of Wireless Holdings, Inc.

Forward Split
-------------

On September 30, 2003 the Board of Directors of the Company authorized a 3 to 1 forward split of the Company's issued and outstanding common shares that resulted in 30,131,250 shares issued and outstanding.

                    WIRELESS HOLDINGS, INC. AND SUBSIDIARIES

                 Notes to the Consolidated Financial Statements

                 For the years ended December 31, 2003 and 2002


NOTE I - COMMITMENTS AND CONTINGENCIES

In connection with the assets purchased, previously referred in Note D above, the Company acquired the lease rights to a non-cancelable operating lease for retail space premises. The lease term, expired in September, 2003, and included payments for common area maintenance, real estate and sales taxes. The minimum lease commitment, for the non-cancelable operating lease, for the subsequent years are summarized as follows:


                                       2004      $ 14,000
                                       2005        14,500
                                       2006        10,000
                                                 --------
                                                 $ 38,500


The Company has incurred approximately $8,000 of rent expense under this lease through December 31, 2003.

                           WIRELESS HOLDINGS, INC.

                           226,250 Shares Common Stock

                                   PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                                May 21, 2004




PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS II-1

Section 607.0850 of the Florida Statutes provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission           $                  4.16
registration fee
Federal Taxes                                $                     0
State Taxes and Fees                         $                     0
Transfer Agent Fees                          $              5,000.00
Accounting fees and expenses                 $              5,000.00
Legal fees and expenses                      $             10,000.00
Blue Sky fees and expenses                   $                     0
Miscellaneous                                $                     0
Total                                        $             20,004.16

All amounts are estimates other than the Commission's registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

Wireless Holdings, Inc. was incorporated in the State of Florida on June 4, 2003 and 9,000,000 shares were issued to Joseph Hess in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Such shares were issued to Joseph Hess as founders shares as compensation for payment of cash in the amount of $9,000.00 based on the par value of the stock. On June 22, 2003, we issued a total of 1,000,000 shares of our common stock to Joseph Hess and William Gundlach in the following manner: 800,000 shares to Joseph Hess and 200,000 shares to William Gundlach. Such shares were issued pursuant to the stock purchase agreement and share exchange between us and Action Wireless, Inc. and were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. On September 1, 2003, our directors and shareholders approved a 3-1 forward split of our outstanding common shares increasing the amount of shares owned by Joseph Hess to 29,400,000 shares and the amount of shares owned by William Gundlach to 600,000 shares.

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Hess and Mr. Gundlach had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In August 2003, we issued a total of 48,750 shares of our common stock to 36 shareholders at a price per share of $.20 for an aggregate offering price of $9,750. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. On September 1, 2003, our directors and shareholders approved a 3-1 forward split of our outstanding common shares increasing the amount of shares owned by these investors to 146,250. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Lester Glaser                       1000
Richard Glaser                      1000
Alexander Lichtman                  1250
Max Lichtman                        1250
Scott Shiffman                      1000
Frank Greenerg                      1000
Victor Rones                        1000
Robert Gordon                       1000
Scott W. Costin                     1000
Harris Millman                      1000
Kenneth Greenberg                   2500
Nancy Greenberg                     2500
Shirley Ryan                        1000
Charles W. Randall                  1000
Beverley A. Black                   1000
Kevin F. Feldman                    2500
April Gorndt                        1500
Robert F. Foltz                     2500
Jim Janik                            500
Sharon B Verea                       500
Paul Hundredmark                     500
Andrea L. Hundredmark                500
Brian P. Smith                      1250
Brandon Miller                      1000
Hattie Harvey                        500
Michael W. Haber                     500
Kristen M. Kupfer                    500
June B Hess                          500
F. Houston Galloway                  500
& Cathy R. Botkin
Jeffrey L. Shaffer                  1000
Michael L. Mannix                   1000
Chad C. Kelley                      2500
Jada Sims Kelley                    2500
S. A. Kelley                        2500
Lenore J &                          5000
Earl J Cantin
Richard Rosser                      2500

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. We sold to a total of 36 investors, we only issued a total of 48,750 shares in the offering and we only sold the shares at $.20 per share for a total of $9,750.In addition, these shareholders had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." These investors received a memorandum disclosing information on us similar to this prospectus. Each investor also completed a questionnaire to confirm that there were sophisticated and could bear the economic risk of their investment. Each of these investors had some form of prior relationship with Mr. Hess in that these investors were all either friends or family of Mr. Hess or friends of the family and friends of Mr. Hess.

Therefore this offering was done with no general solicitation or advertising by Mr. Hess. Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On October 15, 2003 we issued 30,000 shares to Anslow & Jaclin, LLP in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Such shares were issued to Anslow & Jaclin, LLP for services rendered valued at $.20 per share or a total of $6,000. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Anslow & Jaclin, LLP had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER                   DESCRIPTION
------                   -----------


3.1                      Articles of Incorporation and Amendments*
3.2                      By-Laws*
4.1                      Agency agreement between us and T-Mobile**
4.2                      Agency agreement between us and metro-PCS**
5.1                      Opinion of Anslow & Jaclin, LLP
10.1                     Stock Purchase Agreement and Share Exchange*
21                       Subsidiaries **
23.1                     Consent of Jewett Schwartz & Associates

* Filed with the original SB-2 filing with the SEC on October 28, 2003.
** Filed with the Amendment No. 2 to Form SB-2 with the SEC on February 2, 2004.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fort

Lauderdale, State of Florida on May 21, 2004.




                     By:  /s/ Joseph Hess
                     ---------------------------------
                        JOSEPH HESS
                        President, Chief Executive
                        Officer and Chief Financial
                        Officer


                                POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Joseph Hess, true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof. In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



By: /s/ Joseph Hess            President, Chief Executive Officer   Dated: May 21, 2004
------------------------       and Chief Financial Officer
        Joseph Hess


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